Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-192459) of Surgical Care Affiliates, Inc. of our report dated March 19, 2014 relating to the financial statements of East Brunswick Surgery Center, LLC, which appears in this Current Report on Form 8-K of Surgical Care Affiliates, Inc., dated March 19, 2014.

/s/PricewaterhouseCoopers LLP

Birmingham, Alabama

March 19, 2014